Exhibit 2.2
Execution Version
VIA EMAIL
November 21, 2022
To:
RADA Electronic Industries Ltd.
7 Giborei Israel Street
Netanya, Israel
Attention: Dov Sella, Chief Executive Officer
Avi Israel, Chief Financial Officer
Email:       dubi.sella@rada.com
avi.i@rada.com
Re: Limited Waiver and Modification pursuant to Sections 2.1, 6.6(h), 6.17 and 6.19 of the Agreement and Plan of Merger
Reference is made to (i) that certain Agreement and Plan of Merger dated as of June 21, 2022, by and among RADA Electronic Industries Ltd. (the “Company”), Leonardo DRS, Inc. (“Parent”), and Blackstart Ltd (“Merger Sub” and, together with the Company and Parent, the “Parties” and each, a “Party”) (the “Merger Agreement”), (ii) that certain waiver letter dated as of July 21, 2022, by and among the Company, Parent and Merger Sub, (iii) that certain waiver letter dated as of August 25, 2022, by and among the Company, Parent and Merger Sub and (iv) that certain waiver letter dated as of October 28, 2022, by and among the Company, Parent and Merger Sub. Capitalized terms used and not expressly defined herein shall have the respective meanings assigned to them in the Merger Agreement.
1.    ILA Approval
Parent and the Company continue to work to prepare and file an application to obtain the ILA Approval. The Parties hereby agree pursuant to Section 9.2(a) of the Merger Agreement to extend the period for the filing of the application to obtain the ILA Approval under Section 6.6(h)(iii) of the Merger Agreement to as soon as reasonably practicable following the Closing Date. In connection with the foregoing, and without limiting the obligations of either Party under the Merger Agreement, the Parties hereby agree to use their reasonable best efforts to prepare and file an application to obtain the ILA Approval as promptly as practicable following the date hereof.
2.    VWAP of Company Ordinary Shares
Pursuant to Section 9.2(a) of the Merger Agreement, the Parties agree that Section 2.1(a)(iii) of the Merger Agreement is hereby modified such that the percentage calculations set forth in Section 2.1 of the Merger Agreement shall assume a reference price for Company Options equal to the VWAP of the Company Ordinary Shares on the NASDAQ for the ten Trading Days immediately prior to November 23, 2022 (rather than the Closing Date).
3.    Intercompany Loan
Section 6.17 of the Merger Agreement provides that Parent shall use its reasonable best efforts to repay, prior to Closing, the intercompany loan which was in the principal amount of approximately $216.6 million as of the date of the Merger Agreement, provided by Parent US Holding to Parent (the “Intercompany Loan”). Notwithstanding the foregoing, the Parties, pursuant to Section 9.2(a) of the Merger Agreement, hereby acknowledge and agree that Parent will repay the Intercompany Loan as promptly as practicable following the Closing but no earlier than the closing date of the Debt Financing.

4.    Director Appointment
Section 6.19 of the Merger Agreement provides that, at the Effective Time, Parent shall cause a mutually agreed upon individual selected from among candidates proposed by the Company to be appointed to the Parent Board at such time. The Parties have agreed that such individual to be appointed to the Parent Board shall be Eric C. Salzman (the “New Director”). Notwithstanding the foregoing, the Parties, pursuant to Section 9.2(a) of the Merger Agreement, hereby acknowledge and agree that the New Director’s appointment to the Parent Board shall be subject to the approval from the DCSA of the appointment of an existing director on the Parent Board as a Proxy Holder (as defined in the Proxy Agreement). In connection with the foregoing, Parent shall use its reasonable best efforts to obtain such approval from the DCSA as promptly as practicable after the date hereof.
5.    Miscellaneous
Except as expressly provided in this letter, no amendment or waiver is made as to any provision of the Merger Agreement or any of the documents referenced to therein. Except as expressly set forth herein, all obligations of the Parties under the Merger Agreement remain in full force and effect.
Please indicate your assent to the terms of this letter by signing and returning a counterpart hereof via email at which time it will become a binding instrument governed by and construed in accordance with the internal Laws of the State of Delaware.
[Signature Page Follows]

Sincerely,

LEONARDO DRS, INC.

By:	/s/ Michael D. Dippold
	Name:	Michael D. Dippold
	Title:	Chief Financial Officer

BLACKSTART LTD

By:	/s/ Mark A. Dorfman
	Name:	Mark A. Dorfman
	Title:	Director
ACCEPTED AND AGREED:
RADA ELECTRONIC INDUSTRIES LTD.

By:	/s/ Avi Israel
	Name:	Avi Israel
	Title:	CFO

cc:	Christopher Giordano (christopher.giordano@us.dlapiper.com)
Jon Venick (jon.venick@us.dlapiper.com)
Sarit Molcho (saritm@friedman.co.il)

Scott D. Miller (MILLERSC@sullcrom.com)
Ran Hai(ranh@herzoglaw.co.il)
Nir Dash(dashn@herzoglaw.co.il)
[Signature Page to Waiver/Amendment Letter]